EXHIBIT 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2012 THIRD-QUARTER RESULTS

MONROE, MI. February 21, 2012—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal third quarter ended January 28, 2012.

Fiscal 2012 third quarter:

•	Sales for the third quarter increased 8.4%, led by growth in the upholstery segment of 10.7%, compared with the fiscal 2011 third quarter;
•	Same-store written sales for the 309 La-Z-Boy Furniture Galleries® store network increased 8.6% for the third quarter;
•	Delivered sales in the company-owned retail segment increased 32.3% and the segment’s operating margin improved to (1.1%) from (6.2%) in last year’s third quarter. The delivered sales increase of the 67 stores included in last year’s third quarter was 6.7%;
•	Consolidated operating income increased 70% to $17.0 million from $10.0 million in the fiscal 2011 third quarter;
•	Diluted earnings per share attributable to La-Z-Boy Incorporated was $0.28 versus $0.19 in last year’s third quarter; and
•	The company generated cash from operations of $38.3 million during the quarter.

Sales for the fiscal 2012 third quarter were $316.5 million, up 8.4% compared with the prior year’s third quarter. The company reported net income attributable to La-Z-Boy Incorporated of $15.0 million, or $0.28 per diluted share, of which $0.07 per share was due to a reduction of certain valuation reserves against the company’s deferred tax assets, as well as other minor discrete tax adjustments, and $0.02 per share reflected anti-dumping duties received from the CDSOA distributions. These results compare with $10 million, or $0.19 per diluted share, including a $0.06 per share tax benefit and income of $0.01 per share in anti-dumping duties received in the fiscal 2011 third quarter.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, “Our results for the quarter demonstrate we are successfully executing against our strategy to drive volume, retail profitability and conversion. During the period, we experienced sales increases in our upholstery and retail segments, achieved the twelfth consecutive quarter of performance improvement in our retail segment, posted an 8.6% same-store sales increase for the La-Z-Boy Furniture Galleries® store system, and generated a 70% improvement in operating income. While still facing macroeconomic challenges, we believe the strength of our brand, store system and marketing campaign, combined with a lean and efficient cost structure, will continue to fuel improved overall corporate performance going forward.”

Wholesale Segments

For the fiscal 2012 third quarter, sales in the company’s upholstery segment increased 10.7% to $249.3 million from $225.2 million in the prior year’s third quarter. The operating margin for the quarter was 9.1% compared with 8.2% in last year’s comparable quarter. In the casegoods segment, sales for the fiscal 2012 third quarter were $34.2 million, down 3.4% from $35.4 million in the fiscal 2011 third quarter, although the operating margin for the segment improved to 5.4% from 4.7% in last year’s third quarter.

Darrow commented, “We are pleased with the ongoing momentum in upholstery volume as well as the strengthening of the segment’s operating margin. Additionally, same-store sales for the La-Z-Boy Furniture Galleries® network continue at a strong pace and we believe these numbers are indicative of increased market share for the La-Z-Boy brand. Our brand platform continues to drive a more qualified consumer to our stores and is highlighting the breadth of our product offering. At the same time, our Mexico-based cut-and-sew operation continued to deliver the anticipated savings while a lean operating structure and cost reductions throughout the segment allowed us to be efficient and productive. We look forward to further penetrating the marketplace with additional La-Z-Boy Furniture Galleries® stores which will drive incremental volume.”

Darrow continued, “On the casegoods side of the business, we followed last quarter with another solid operating margin even though volume was down 3.4% year over year. Although our dining room and bedroom business continues to be challenged in this environment due to the higher cost of those furniture groups, we experienced increases in the occasional category, including home entertainment centers. With a solid cost structure in place, we are focused on expanding these categories with new and innovative product, marketing and merchandising plans and look forward to debuting a number of these new designs at the upcoming furniture market in April.”

During the third quarter of fiscal 2012, La-Z-Boy deconsolidated its last Variable Interest Entity (VIE) as a result of the expiration of the operating agreement which caused the company to no longer be considered the primary beneficiary. Darrow said, “We are pleased that after approximately eight years, we have worked our way through the consolidated VIEs and the vast majority of stores operating in key markets remain open.”

Retail Segment

For the quarter, retail delivered sales were $58.4 million, up 32.3% compared with the third quarter of last year. The delivered sales increase for the 67 stores included in last year’s third quarter was 6.7%. The additional sales increase was mainly associated with our February 2011 acquisition of the 15 stores in Southern California, formerly operated by a consolidated VIE. The retail group continued to make progress in its operating performance, posting an operating loss of $0.6 million, with an operating margin of (1.1%) compared with an operating loss of $2.8 million, or an operating margin of (6.2%) in last year’s third quarter.

Darrow stated, “Our retail performance indicates we are on a solid path toward profitability as we continue to improve the results of the segment each quarter. Once profitable, the value of the blended wholesale/retail margin inherent in the integrated retail model, will be clearly evident. During the quarter, we improved our average ticket through an increase in items per ticket as well as dollars per item. Importantly, our team continues to ensure consumers have a professional shopping experience and receive personalized service. During the quarter, we continued to strengthen our merchandising strategies which helped to drive a 2.2 percentage point increase in the gross margin.”

La-Z-Boy Furniture Galleries® Stores Network

System-wide, for the third quarter of fiscal 2012, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were up 8.6%, versus last year’s third quarter. For the 2011 calendar year, same-store written sales were up 9.6%.

Total written sales, which include new and closed stores, for the third quarter, were up 9.3% and for the 2011 calendar year, total written sales were up 10.3%. At the end of the third quarter, the La-Z-Boy Furniture Galleries® store system was comprised of 309 stand-alone stores.

Balance Sheet and Cash Flow

During the quarter, the company generated $38.3 million in cash from operating activities and ended the quarter with $148.1 million in cash and $111.6 million of availability under its revolving line of credit. At quarter end, La-Z-Boy’s debt-to-capitalization ratio was 6.4% compared with 11.2% at the end of last year’s third quarter and 8.8% at the end of the fiscal 2011 and its net cash position was $118.2 million at January 28, 2012 compared with $80.2 million at the end of fiscal 2011. During the quarter, the company purchased 0.3 million shares of stock in the open market under its existing authorized share purchase program.

Business Outlook

Darrow stated, “Although macroeconomic headwinds prevail, we are encouraged by the consistency and ongoing improvement of our performance. At the sales level, we continue to drive volume and, we are pleased with the same-store sales momentum over the past year throughout the La-Z-Boy Furniture Galleries® system. Our operating structure is efficient, which we believe will allow us to convert well on increased volume and, importantly, our retail segment is consistently improving its performance and moving toward profitability. We will continue to invest in our business to ensure we deliver on our strategic objectives of growth, retail profitability and conversion.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, February 22, 2012, at 8:30 a.m. eastern time. The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) speed of recovery from the recent economic recession or the emergence of a second wave of the recession; (c) changes in the real estate and credit markets and their effects on our customers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions; (i) restructuring actions; (j) changes in the domestic or international regulatory environment; (k) adoption of new accounting principles; (l) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (m) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) fluctuations in our stock price; (o) information technology system failures; (p) effects of our brand awareness and marketing programs; (q) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (r) litigation arising out of alleged defects in our products; (s) our ability to locate new La-Z-Boy Furniture Galleries® stores owners and negotiate favorable lease terms for new or existing locations; and (t) those matters discussed in Item 1A of our fiscal 2011 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England and La-Z-Boy. The operating units in the Casegoods Group consist of two groups, one including American Drew, Lea and Hammary, and the second being Kincaid. The company-owned retail segment includes 84 of the 309 La-Z-Boy Furniture Galleries® stores.

The corporation’s proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 309 stand-alone La-Z-Boy Furniture Galleries® stores and 549 independent Comfort Studios®, in addition to in-store gallery programs for the company’s Kincaid, England and Lea operating units. Additional information is available at http://www.la-z-boy.com/.